UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2011

CLEAR-LITE HOLDINGS, INC.
(Exact Name of Registrant As Specified In Charter)

Nevada	000-52877	20-8257363
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

102 NE 2nd Street, PMB 400 Boca Raton, FL 33432-3908
(Address of Principal Executive Offices)

(561) 544-6966
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Board Member, Chairman of the Board of Directors, Chief Executive Officer, and President

On May 1, 2011, Milton C. Ault, III resigned from his respective positions as Board Member, Chairman of the Board of Directors, Chief Executive Officer, and President of Clear-Lite Holdings, Inc. (the “Company”).  His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies (including accounting or financial policies) or practices.  A copy of Mr. Ault’s resignation letter is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference.

In connection with his departure, the Company has agreed to indemnify Mr. Ault for his actions during the time he served as an officer and director of the Company.

Appointment of Chairman of the Board of Directors, President, and Chief Executive Officer

On May 1, 2011, the board of directors of the Company appointed Michael Edwards as a member of the Board of Directors and as the Company’s Chairman of the Board of Directors, President and Chief Executive Officer.

The Company is preparing an employment contract with Mr. Edwards to define the terms and conditions of the agreement.  The contract and terms and conditions will be released in an 8-K to be submitted within the next 30 days.

Michael Edwards, age 61, Chairman of the Board of Directors, President and Chief Executive Officer

Mr. Edwards has extensive experience in nutrition, marketing and product distribution. His current focus is on the study of Anti-Aging and Life-Extension nutraceutical science. His mission is to bring a product to the public that will improve their ability to extend life and experience a healthy life to the fullest. The increasing public awareness and study on Aging has experienced a tremendous growth during the past ten years and has ignited a new wave of scientifically supported data supporting nutrition and its importance in extending life. Michael began working with juveniles in a residential treatment facility in San Diego after graduate school. Even back then, he noticed how a nutritional diet-based application on behavior compared more favorably than the universally prescribed medications commonly used in these environments. It was clear that diet directly affects human behavior and research has continued to support this over the years. In his early work, Michael worked for a privately owned national vitamin and diet based company in the mid-80's. Michael was the trainer and instructor for their sales force as well as National Sales manager. While traveling and training across the country, Edwards observed the need for reliable, nutritional products for a demanding public. He was promoted to Senior VP and designed and formulated several products for them. Several years later, he became a trainer and instructor for another national-brand company, United Sciences. He followed up on this interest and later owned and managed his own health food retail company in San Diego. Michael relocated to Los Angeles in 1989 and joined a marketing firm that created and distributed products worldwide.

Mr. Edwards is a published author and inventor with a diverse educational, financial, business and a research background. This background has provided a strong work ethic and created success-driven protocols which have sustained a continued interest in the bio-nutraceutical and health-science industry. He continues to investigate the relationship between psycho-pharmacology and how the diet can affect human behavior and performance. Initially, studying inter-personal communications and behavioral changes, his studies ranged from WWII concentration camp records on diet and behavior to how the American diet can affect the behavior of children in our public schools. Subsequently, Michael spent two years in Australia completing his post-graduate work before returning home to build his private businesses.

In addition to his bio-nutraceutical and health science background, Mr. Edwards brings a wealth of experience from writing, directing, production and distribution in the film, television and video industries as well as substantial banking and publishing experience.

Family Relationships

Mr. Edwards does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Resignation Letter of Milton C. Ault, III, dated May 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR-LITE HOLDINGS, INC.

Date: May 6, 2011	By:	/s/ Michael Edwards
Michael Edwards
Chief Executive Officer